Exhibit 8.1

        [Form of Baker & Daniels Opinion]

                    , 2004

Simon Property Group, Inc.
National City Center
Suite 15 East
115 West Washington Street
Indianapolis, Indiana 46204

Chelsea Property Group, Inc.
105 Eisenhower Parkway
Roseland, New Jersey 07068

Ladies and Gentlemen:

        You have asked for our opinion concerning whether Simon Property Group, Inc. (the "Company") is qualified for taxation as a "real estate investment trust" ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is being issued in connection with the merger and related transactions (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of June 20, 2004 (the "Merger Agreement"), by and among the Company, Simon Property Group, L.P., Simon Acquisition I, LLC, Simon Acquisition II, LLC, Chelsea Property Group, Inc. ("Chelsea"), and CPG Partners, L.P.

        In connection with the opinions expressed herein, we have reviewed the Proxy Statement/Prospectus which is to be distributed to shareholders of Chelsea in connection with their approval of the Merger Agreement (the "Proxy Statement/Prospectus"); and the related Registration Statement on Form S-4, filed by the Company (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), of which the Proxy Statement/Prospectus is a part. All capitalized terms used herein and not otherwise defined have the meanings given them in the Proxy Statement/Prospectus.

        We have also reviewed the following: (i) the Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on September 24, 1998, and certain Certificates of Designations and other documents filed by the Company subsequent thereto; (ii) the Company's Amended and Restated By-laws dated as of April 1, 2002; (iii) the Seventh Amended and Restated Agreement of Limited Partnership of Simon Property Group, L.P. ("SPG") dated August 7, 1999; (iv) an Amended and Restated Supplement to SPG's Agreement of Limited Partnership dated as of December 16, 2003; (v) the Fourth Amended and Restated Partnership Agreement of Shopping Center Associates ("SCA") dated August 31, 1991, as amended by the First Amendment dated April 8, 1992, the Second Amendment dated December 30, 1992, and the Third Amendment dated March 19, 1993; (vi) the Second Amended and Restated Declaration of Trust of the Retail Property Trust ("RPT") dated December 2, 1986, as amended by the First Amendment to the Second Amended and Restated Declaration of Trust dated October 7, 1988, and the Second Amended and Restated Declaration of Trust dated October 19, 1990; (vii) the Amended and Restated Limited Liability Company Agreement of Simon Kravco TRS, LLC ("SKT") dated December 29, 2003; (viii) the Merger Agreement; and (ix) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.

        For purposes of rendering the opinions expressed herein, we have assumed, with your consent, the accuracy of the representations as to certain factual matters contained in the certificate of an officer of the Company (the "Officer's Certificate") relating to, among other things, the operations of the Company and the entities in which it holds, or has held, a direct or indirect interest, including matters related to the income and assets of those entities. We have not made an independent investigation of the facts and representations included in the Officer's Certificate, and the Company may have engaged in transactions of which we are unaware.

        We have also assumed, (i) that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) that all such documents have been or will be duly executed to the extent required; (iii) that all representations and statements set forth in such documents are true and correct; (iv) that any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; (v) that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; (vi) that the Company, RPT, SPG, SCA and SKT at all times will be operated in accordance with the terms of such documents; and (vii) that, after the Effective Time, the Company, Chelsea, SPG and the Subsidiary Entities will conduct their operations as described in the Proxy Statement/Prospectus. We have further assumed that the statements and descriptions of the businesses, properties, and intended activities of the Company, SPG, Chelsea and the Subsidiary Entities as described in the Proxy Statement/Prospectus and the documents incorporated in the Registration Statement by reference are accurate and complete.

        We have, with your consent, expressly relied upon the conclusions reached in the opinion letter of Stroock & Stroock & Lavan LLP, of even date herewith, relating to the qualification of Chelsea as a REIT under the Code.

        Based upon and subject to the foregoing, we are of the opinion that:

  1.
  Commencing with its taxable year ended December 31, 1997, the Company has, since the effective date of its REIT election, been organized and operated in a manner so as to qualify for taxation as a REIT under the Code.

  2.
  After the Effective Time, the Company's organizational structure and its proposed method of operations will enable it to continue to qualify for taxation as a REIT.

        This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. We express no opinions as to any federal income tax issues or other matters except those set forth or confirmed above. Further, any variation or difference in the facts from those set forth in the Proxy Statement/Prospectus may affect the conclusions stated herein. Moreover, the Company's qualifications as a REIT depend upon the ability of the Company, RPT, Chelsea and SKT (the "REIT Members") (as constituted both before and after the Effective Time) to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of equity ownership. Because the satisfaction of these requirements by each of the REIT Members depends upon future events, no assurance can be given that the actual results of its operations will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. The failure of any of the REIT Members to qualify as a REIT could cause all of the REIT Members to fail to so qualify.

Very truly yours,